(m)(2)(ii)

January 22, 2011

ING Variable Funds

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258

Re: Reduction	in Fee Payable under the ING Variable Funds Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Investments Distributor, LLC (formerly, ING Funds Distributor, LLC, “IID”) hereby waives a portion of the distribution fee payable to IID for ING Growth and Income Portfolio (the “Portfolio”), a series of ING Variable Funds (“IVF”), pursuant to the IVF Shareholder Service and Distribution Plan for Class A Shares (the “Distribution Plan”) in an amount equal to 0.05% per annum on the average daily net assets attributable to Adviser Class Shares of the Portfolio as if the distribution fee specified in the Distribution Plan were 0.20%. By this letter, we agree to waive this amount for a period commencing upon consummation of the merger of ING American Funds Growth-Income Portfolio with and into the Portfolio, on or about January 22, 2011, through May 1, 2012.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:

ING Variable Funds

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd., Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC